                                                                      Exhibit 20

COLUMBIA/HCA
Healthcare Corporation
                                                           NEWS
--------------------------------------------------------------------------------
                                                           FOR IMMEDIATE RELEASE


INVESTOR CONTACT                                   MEDIA CONTACT
Mark Kimbrough:   615-344-2688                     Jeff Prescott:   615-344-5708


                    COLUMBIA/HCA REPORTS SECOND QUARTER 1999
                     EPS FROM CONTINUING OPERATIONS OF $0.31
                          EXCLUDING NON-RECURRING ITEMS

          SAME FACILITY REVENUE PER EQUIVALENT ADMISSION INCREASES 3.9%
                        EXCLUDING HOSPITALS HELD FOR SALE

NASHVILLE, TENN., JULY 27, 1999 - Columbia/HCA Healthcare Corporation (NYSE:
COL) today announced operating results for the second quarter and six months ended June 30, 1999.

         For the second quarter of 1999, revenues totaled $4.2 billion compared to $4.8 billion in the second quarter of 1998. Net income from continuing operations, excluding gains on sales of facilities, impairment of long-lived assets and restructuring of operations and investigation related costs, totaled $182 million or $0.31 per diluted share for the second quarter of 1999, compared to $191 million or $0.30 per diluted share in the second quarter of 1998. Net income for the second quarter of 1999 totaled $106 million or $0.18 per diluted share, compared to $78 million or $0.12 per diluted share in the second quarter of 1998.

         For the quarter ended June 30, 1999, same facility revenues, excluding hospitals sold or being held for sale, increased 4.3 percent while same facility revenue per equivalent admission increased 3.9 percent. Same facility admissions for the Company's hospitals increased by 1.1 percent during the quarter.

         The Company recorded asset impairment charges of approximately $54 million ($51 million net of tax), or $0.09 per diluted share during the second quarter of 1999. In the second quarter of 1998, the Company incurred losses from discontinued operations and the disposal of discontinued businesses totaling $95 million after tax, or $0.15 per diluted share.

         During the second quarter of 1999, the Company's remaining core assets had a combined net income from continuing operations, excluding gains on sales of facilities, impairment of long-lived assets and restructuring of operations and investigation related costs, of $0.33 per diluted share; assets sold or being held for sale experienced a net loss of $0.02 per diluted share during the quarter.

         Revenues for the six months ended June 30, 1999, totaled $8.8 billion compared to $9.7 billion in the first six months of 1998. Net income from continuing operations, before gains on sales of facilities, impairment of long-lived assets and restructuring and investigation related costs, totaled $453 million or $0.74 per diluted share in the first half of 1999, compared to $432 million or $0.67 per diluted share for the six months ended June 30, 1998. Net income totaled $428 million or $0.70 per diluted share in 1999, versus $275 million or $0.43 per diluted share in 1998.

         Several factors continue to affect the Company's financial results during the first half of 1999. These factors include reduced Medicare reimbursement mandated by the Balanced Budget Act of 1997; increased supply expense due to the increasing costs of new technology and pharmaceuticals; and increased bad debt expense.

         As of June 30, 1999, the Company operated 220 hospitals and 85 ambulatory surgery centers (including 16 hospitals and 4 ASCs owned through 50/50 equity joint ventures), compared to 335 hospitals and 144 ambulatory surgery centers (including 26 hospitals and 5 ASCs owned through equity joint ventures) at June 30, 1998.

     On May 11, 1999, the Company completed the tax-free spin-offs to Columbia/HCA shareholders of LifePoint Hospitals, Inc. (NASD: LPNT) and Triad Hospitals, Inc. (NASD: TRIH). Columbia/HCA received approximately $900 million, tax-free from the spin-off transaction. The results of operations for LifePoint and Triad, for periods prior to the spin-offs, are included in the Company's consolidated financial results. The Company also sold its investments in 8 hospitals and certain other non-core assets during the second quarter of 1999 for approximately $160 million, net of tax.

     During the second quarter of 1999, the Company completed the repurchase of approximately 62 million shares of its common stock for approximately $1.5 billion. Since August 1998, the Company has repurchased approximately 85 million shares of its common stock for approximately $2 billion. As of June 30, 1999, the Company had approximately 564 million shares issued and outstanding.

     At June 30, 1999, the Company's balance sheet reflected total debt of approximately $6.7 billion, stockholders' equity of approximately $5.4 billion and total assets of approximately $16.7 billion. Capital expenditures for the quarter totaled approximately $389 million. The Company's total debt-to-capital ratio was 52 percent at June 30, 1999, compared to 50 percent at June 30, 1998.

                                      * * *

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those detailed from time-to-time in the Company's filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially.

Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "Columbia/HCA" as used throughout this document refer to Columbia/HCA Healthcare Corporation and its affiliates.

                       COLUMBIA/HCA HEALTHCARE CORPORATION
                     CONSOLIDATED OPERATING RESULTS SUMMARY
                 (Dollars in millions, except per share amounts)


                                                                                             FOR THE SIX MONTHS
                                                                     SECOND QUARTER             ENDED JUNE 30,
                                                                   -------------------       -------------------
                                                                   1999           1998        1999         1998
                                                                   ----           ----        ----         ----
Revenues ...................................................    $   4,161     $   4,781     $   8,816     $  9,682

EBITDA (a) .................................................    $     706     $     796     $   1,584     $  1,697

Net income:
    Income from continuing operations, excluding gains on
        sales of facilities, impairment of long-lived assets
        and restructuring of operations and investigation
        related costs ......................................    $     182     $     191     $     453     $    432
    Gains on sales of facilities (net of tax) ..............           --            --           151           --
    Impairment of long-lived assets (net of tax) ...........          (51)           --          (131)          --
    Restructuring of operations and investigation
        related costs (net of tax) .........................          (25)          (18)          (45)         (40)
    Discontinued operations:
       Loss from operations of discontinued businesses
           (net of tax) ....................................           --           (22)           --          (44)
       Loss on disposal of discontinued businesses
           (net of tax) ....................................           --           (73)           --          (73)
                                                                -----------------------     ----------------------

     Net income ............................................    $     106     $      78     $     428     $    275
                                                                =======================     ======================

Diluted earnings per share:
    Income from continuing operations, excluding gains on
       sales of facilities, impairment of long-lived assets
       and restructuring of operations and investigation
       related costs .......................................    $    0.31     $    0.30     $    0.74     $   0.67
    Gains on sales of facilities ...........................           --            --          0.24           --
    Impairment of long-lived assets ........................        (0.09)           --         (0.21)          --
    Restructuring of operations and investigation
        related costs ......................................        (0.04)        (0.03)        (0.07)       (0.06)
    Discontinued operations:
       Loss from operations of discontinued businesses .....           --         (0.04)           --        (0.07)
       Loss on disposal of discontinued businesses .........           --         (0.11)           --        (0.11)
                                                                -----------------------     ----------------------

    Net income .............................................    $    0.18     $    0.12     $    0.70     $   0.43
                                                                =======================     ======================
Shares used in computing diluted earnings per share (000) ..      583,826       647,993       614,249      646,467



-------------------------------

(a) EBITDA is defined as income from continuing operations before depreciation and amortization, interest expense, gains on sales of facilities, impairment of long-lived assets, restructuring of operations and investigation related costs, minority interests and income taxes.

                       COLUMBIA/HCA HEALTHCARE CORPORATION
                         CONSOLIDATED INCOME STATEMENTS
                                 SECOND QUARTER
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                              1999                       1998
                                                                   ----------------------      ----------------------
                                                                     Amount         Ratio       Amount         Ratio
                                                                     ------         -----       ------         -----

Revenues ......................................................    $   4,161        100.0%     $ 4,781         100.0%

Salaries and benefits .........................................        1,676         40.3        1,998          41.8
Supplies ......................................................          654         15.7          719          15.0
Other operating expenses ......................................          826         19.8          961          20.2
Provision for doubtful accounts ...............................          329          7.9          340           7.1
Equity in earnings of affiliates ..............................          (30)        (0.7)         (33)         (0.7)
                                                                   -----------------------     ----------------------
                                                                       3,455         83.0        3,985          83.4
                                                                   -----------------------     ----------------------
    EBITDA ....................................................          706         17.0          796          16.6

Depreciation and amortization .................................          278          6.8          311           6.4
Interest expense ..............................................          118          2.8          145           3.0
Gains on sales of facilities ..................................           (8)        (0.2)          --            --
Impairment of long-lived assets ...............................           54          1.3           --            --
Restructuring of operations and investigation related costs ...           30          0.7           31           0.7
                                                                   -----------------------     ----------------------

Income from continuing operations before minority interests
    and income taxes ..........................................          234          5.6          309           6.5

Minority interests in earnings of consolidated entities .......           14          0.3           18           0.4
                                                                   -----------------------     ----------------------

Income from continuing operations before income taxes .........          220          5.3          291           6.1

Provision for income taxes ....................................          114          2.7          118           2.5
                                                                   -----------------------     ----------------------

Income from continuing operations .............................          106          2.6          173           3.6

Discontinued operations:
     Loss from operations of discontinued businesses
          (net of tax benefit) ................................           --           --          (22)         (0.5)
     Loss on disposal of discontinued businesses
          (net of tax benefit) ................................           --           --          (73)         (1.5)
                                                                   -----------------------     ----------------------

    Net income ................................................    $     106          2.6      $    78           1.6
                                                                   =======================     ======================

Diluted earnings per share:
    Income from continuing operations, excluding gains on
          sales of facilities, impairment of long-lived
          assets and restructuring and investigation
          related costs .......................................    $    0.31                   $   0.30
    Impairment of long-lived assets ...........................        (0.09)                        --
    Restructuring of operations and investigation
          related costs .......................................        (0.04)                     (0.03)
    Discontinued operations:
          Loss from operations of discontinued businesses .....           --                      (0.04)
          Loss on disposal of discontinued businesses .........           --                      (0.11)
                                                                   ---------                   --------
     Net income ...............................................    $    0.18                   $   0.12
                                                                   ---------                   --------
Shares used in computing diluted earnings per share (000) .....      583,826                    647,993



                       COLUMBIA/HCA HEALTHCARE CORPORATION
                         CONSOLIDATED INCOME STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                                             1999                      1998
                                                                   ----------------------   -----------------------
                                                                     Amount         Ratio     Amount          Ratio
                                                                     ------         -----     ------          -----
Revenues ......................................................    $   8,816       100.0%   $   9,682        100.0%

Salaries and benefits .........................................        3,536        40.1        4,011         41.4
Supplies ......................................................        1,376        15.6        1,465         15.1
Other operating expenses ......................................        1,718        19.4        1,901         19.7
Provision for doubtful accounts ...............................          667         7.6          683          7.1
Equity in earnings of affiliates ..............................          (65)       (0.7)         (75)        (0.8)
                                                                   ----------------------   -----------------------
                                                                       7,232        82.0        7,985         82.5
                                                                   ----------------------   -----------------------

    EBITDA ....................................................        1,584        18.0        1,697         17.5

Depreciation and amortization .................................          574         6.5          620          6.4
Interest expense ..............................................          229         2.6          298          3.1
Gains on sales of facilities ..................................         (257)       (2.9)          --           --
Impairment of long-lived assets ...............................          160         1.8           --           --
Restructuring of operations and investigation related costs ...           60         0.7           69          0.7
                                                                   ----------------------   -----------------------

Income from continuing operations before minority interests
    and income taxes ..........................................          818         9.3          710          7.3

Minority interests in earnings of consolidated entities .......           28         0.3           38          0.4
                                                                   ----------------------   -----------------------

Income from continuing operations before income taxes .........          790         9.0          672          6.9

Provision for income taxes ....................................          362         4.1          280          2.8
                                                                   ----------------------   -----------------------

Income from continuing operations .............................          428         4.9          392          4.1

Discontinued operations:

     Loss from operations of discontinued businesses
          (net of tax benefit) ................................           --          --          (44)        (0.5)
     Loss on disposal of discontinued businesses
          (net of tax benefit) ................................           --          --          (73)        (0.8)
                                                                   ----------------------   -----------------------

    Net income ................................................    $     428         4.9    $     275          2.8
                                                                   ======================   =======================
Diluted earnings per share:
    Income from continuing operations, excluding gains on
          sales of facilities, impairment of long-lived
          assets and restructuring and investigation
          related costs .......................................    $    0.74                $    0.67
    Gains on sales of facilities ..............................         0.24                       --
    Impairment of long-lived assets ...........................        (0.21)                      --
    Restructuring of operations and investigation related costs        (0.07)                   (0.06)
    Discontinued operations:
          Loss from operations of discontinued businesses .....           --                    (0.07)
          Loss on disposal of discontinued businesses .........           --                    (0.11)
                                                                   ---------                ---------
     Net income ...............................................    $    0.70                $    0.43
                                                                   =========                =========
Shares used in computing diluted earnings per share (000) .....      614,249                  646,467



                      COLUMBIA/HCA HEALTHCARE CORPORATION
                           CONSOLIDATED BALANCE SHEET
                              (DOLLARS IN MILLIONS)



                                                             JUNE 30,            MARCH 31,        DECEMBER 31,        JUNE 30,
                                                               1999                1999               1998             1998
                                                           ------------        -----------       -------------      -----------
                                  ASSETS
Current assets:
     Cash and cash equivalents ........................    $          83      $         586      $         297      $          25
     Accounts receivable, net .........................            1,821              2,250              2,096              2,427
     Other ............................................            1,480              1,398              1,470              1,594
                                                           -------------      -------------      -------------      -------------

          Total current assets ........................            3,384              4,234              3,863              4,046

Property and equipment, at cost .......................           13,764             15,410             15,644             16,814
Accumulated depreciation ..............................           (5,536)            (6,261)            (6,195)            (6,442)
                                                           -------------      -------------      -------------      -------------
                                                                   8,228              9,149              9,449             10,372

Investments of insurance subsidiary ...................            1,578              1,533              1,614              1,508
Investments in and advances to affiliates .............              793                865              1,275              1,371
Intangible assets, net ................................            2,523              2,815              2,910              3,405
Other .................................................              144                201                318                346
                                                           -------------      -------------      -------------      -------------

                                                           $      16,650      $      18,797      $      19,429      $      21,048
                                                           =============      =============      =============      =============



                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable .................................    $         629      $         748      $         784      $         727
     Other current liabilities ........................            1,456              1,681              1,707              1,623
     Long-term debt due within one year ...............              942                763              1,068              2,669
                                                           -------------      -------------      -------------      -------------

          Total current liabilities ...................            3,027              3,192              3,559              5,019

Long-term debt ........................................            5,718              5,566              5,685              5,693
Professional liability risks, deferred taxes and
     other liabilities ................................            1,703              1,788              1,839              1,926
Minority interests in equity of consolidated entities .              768                772                765                830

Stockholders' equity ..................................            5,434              7,479              7,581              7,580
                                                           -------------      -------------      -------------      -------------

                                                           $      16,650      $      18,797      $      19,429      $      21,048
                                                           =============      =============      =============      =============



Current ratio .........................................             1.12               1.33               1.09               0.81
Ratio of debt to debt plus common and minority equity .             51.8%              43.4%              44.7%              49.9%

Shares Outstanding ....................................      564,038,500        623,577,100        642,578,300        644,961,300


                       COLUMBIA/HCA HEALTHCARE CORPORATION
                              OPERATING STATISTICS


                                                                          FOR THE SIX MONTHS
                                                   SECOND QUARTER            ENDED JUNE 30,
                                            ------------------------   --------------------------
                                                1999          1998         1999          1998
                                                ----          ----         ----          ----
  CONSOLIDATED HOSPITALS:

      Number of Hospitals                         204           309           204           309
      Weighted Average Licensed Beds           46,490        60,712        49,454        60,738
      Licensed Beds at End of Period           43,969        60,418        43,969        60,418

      Admissions                              395,800       475,400       873,200       983,600
      Equivalent Admissions                   596,900       733,500     1,300,200     1,490,100

      Patient Days                          1,953,400     2,345,900     4,342,600     4,939,400
      Equivalent Patient Days               2,947,000     3,621,600     6,466,200     7,483,300

      Emergency Room Visits                 1,159,800     1,415,600     2,559,200     2,827,700

      Outpatient Revenues as a
          Percentage of Patient Revenues         39.6%         39.3%         38.5%         38.0%

      Surgery Cases                           347,100       453,700       725,900       895,200

      Average Length of Stay                      4.9           4.9           5.0           5.0

      Occupancy                                  46.2%         42.5%         48.5%         44.9%
      Equivalent Occupancy                       69.6%         65.6%         72.2%         68.0%



  NUMBER OF CONSOLIDATED AND
  NON-CONSOLIDATED (50/50 EQUITY
  JOINT VENTURES) HOSPITALS:

      Consolidated                                204           309           204           309
      Non-Consolidated (50/50 Equity
          Joint Ventures)                          16            26            16            26
                                            ---------     ---------     ---------     ---------

      Total Number of Hospitals                   220           335           220           335
                                            =========     =========     =========     =========


================================================================================

                               1999 GROUP RESULTS
                                 SECOND QUARTER
                              (DOLLARS IN MILLIONS)

                                                                                                    ASSETS SOLD
                                                                CORE                                   OR HELD
                                                               ASSETS               SPIN-OFFS         FOR SALE
                                                               ------               ---------         --------

      REVENUES.........................................        $3,856                 $164             $ 141

      EBITDA...........................................        $  685                 $ 20             $   1

      % MARGIN.........................................          17.8%                12.3%              0.4%

      SAME FACILITY ADMISSIONS.........................           1.1%                  --             -14.4%






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